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                                   EXHIBIT 4.7

                              STOCK PURCHASE WARRANT
                          IN FAVOR OF GRUPO TAPER, S.A.
                               DATED MARCH 29, 1996

  THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE HEREUNDER HAVE   NOT BEEN
 REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"),   OR ANY
   APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED UNTIL   (I) A
REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE   SECURITIES LAWS
  SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) IN   THE OPINION OF
 COUNSEL ACCEPTABLE TO THE COMPANY REGISTRATION UNDER SUCH   SECURITIES ACTS OR
SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN   CONNECTION WITH SUCH
                               PROPOSED TRANSFER.


                              STOCK PURCHASE WARRANT


          THIS WARRANT is issued as of and effective the 29th day of March, 1996, by CARDIAC CONTROL SYSTEMS, INC., a Delaware corporation. (the "Company"), to (GRUPO TAPER S.A., a Spanish corporation Grupo Taper S.A., and any subsequent assignee or transferee, hereinafter referred to collectively as "Holder" or "Holders") .

          1.  ISSUANCE OF WARRANT.  For and in consideration of (I) Grupo Taper
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S.A., entering into a certain Distribution Agreement dated as of December 20,
1995 (the "Distribution Agreement") which provides for Grupo Taper S.A. to make a $500,000 initial inventory payment; and (ii) Grupo Taper S.A. purchasing 100,000 shares of common stock, par value $.10 (the "Common Stock") of the Company pursuant to a Stock Purchase Agreement between Grupo Taper S.A. and the Company dated the date hereof (the "Stock Purchase Agreement"), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Holder the right to purchase an additional 100,000 shares of the Company's Common Stock, the number of which shares shall be subject to adjustment as provided in this Warrant. The number of shares of Common Stock issuable upon exercise of this Warrant as may be adjusted are hereinafter referred to as the "Shares".

          2.  PRICE. The exercise price per share for which all or any of the
              -----
Shares may be purchased pursuant to the terms of this Warrant shall be U.S. $.80, subject to adjustment as provided in this warrant (the "Exercise Price").

          3.  EXERCISE OF WARRANT; TERM.  This Warrant shall be exercisable in
              -------------------------
accordance with the following schedule (I) 50,000 Shares shall be exercisable one (1) year after the Company achieves ISO and CE approval if the Distribution Agreement is still in force and if Grupo Taper S.A. has achieved at least 60% of its forecasted sales commitment of 500 units of pacemaker products (the "First Exercise Date"); (ii) 25,000 Shares shall be exercisable after December 20, 1997 if the Distribution Agreement is in force on December 20, 1997 and Grupo Taper S.A. has achieved at least 60% of its forecasted sales commitment of 500 units of pacemaker products for the year ended December 20, 1997; and (iii) 25,000 Shares shall be exercisable after December 20, 1998 if the Distribution Agreement is in force on December 20, 1998 and if Grupo Taper S.A. has achieved its forecasted sales commitment of 5,500 pacemaker products. over the two-year period ending December 20, 1998. The forecasted sales commitment in the case of each of clauses (I), (ii) and (iii) in the preceding sentence shall be subject to adjustment as provided in the Distribution Agreement. To the extent exercisable as provided in this Section, the Shares may be exercised at any time and from time to time from the First Exercise Date until ten (10) years from the date hereof (the "Expiration Date").

          4.  EXERCISE.  This Warrant may be exercised by the Holder hereof (but
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only on the conditions hereinafter set forth) as to all or any increment or increments of the Shares then subject to exercise under Section 3 above upon delivery of written notice of intent to exercise in substantially the form of the "Notice of Exercise" attached hereto as Annex A, to the Company at the
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following address: 3 Commerce Boulevard, Palm Coast, Florida 32137 U.S.A.; or at
such other address as the Company shall designate in a written notice to the Holder hereof, together with this Warrant and either (I) a certified or cashier's check payable to the Company for the aggregate Exercise Price of the Shares so purchased or (ii) the surrender, as noted on the Notice of Exercise, of shares having a value on the date of exercise equal to the aggregate Exercise
Price of the Shares so purchased.   Upon exercise of this Warrant as aforesaid,
the Company shall, as promptly as practicable, and in any event within fifteen
(15)

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business days thereafter, execute and deliver to the Holder of this warrant a certificate or certificates for the total number of whole Shares for which this Warrant is being exercised in such names and denominations as are requested by such Holder. If this Warrant shall be exercised with respect to less than all of the Shares, the Holder shall be entitled to receive a new warrant covering the number of Shares in respect of which this Warrant shall not have been exercised, which new Warrant shall in all other respects be identical to this Warrant. The Company covenants and agrees that it will pay when due any and all state and federal issue taxes which may be payable in respect of the issuance of this Warrant or the issuance of any Shares upon exercise of this Warrant, provided, however, that the Company shall have no liability for any state or federal income taxes which may be payable by Holder upon income recognized by Holder as a result of the exercise of this Warrant. As used in this Warrant, the term "affiliate" shall mean an entity that directly, or indirectly through one or more intermediaries controls or is controlled by, or is under common control with Grupo Taper S.A.

          5.  COVENANTS AND CONDITIONS.  The above provisions are subject to
              ------------------------
the following:

          (a) Neither this Warrant nor the Shares have been registered under the securities Act of 1933 (the "Securities Act") or any state securities laws ("Blue Sky Laws". This warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be pledged, hypothecated, sold, made subject to a security interest, or otherwise transferred without (I) an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws, or (ii) an opinion of counsel reasonably satisfactory to the Company that registration is not required under the Securities Act or under any applicable Blue Sky laws provided that this Warrant may be transferred to any affiliate of such Holder, subject to subsection 5(b), below, without any such registration or opinion, subject to the foregoing restriction on any further sale, transfer, pledge or hypothecation thereof in substantially the form set forth on the first page of this Warrant. Transfer of the Shares issued upon the exercise of this Warrant shall be restricted in the same manner and to the same extent as the Warrant and, if required by applicable securities laws, the certificates representing such Shares shall bear substantially the following legend:

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT
     BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED UNTIL
     (I) A REGISTRATION STATEMENT, UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY REGISTRATION UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

     (b) Holder represents and warrants that this Warrant in being acquired by Holder for its own account and not for the account or benefit of any U.S. Person (as defined in Regulation 5 as promulgated under the Securities Act, a copy of which definition in attached hereto as Annex B). Holder agrees that during the
                                       -------
forty (40) days after its acquisition of this Warrant and any Shares issued upon exercise of this Warrant, that such Warrant and Shares may be sold or otherwise transferred only outside of the jurisdiction of the United States and not to any U.S. person or for the account of any U.S. person; and, after forty (40) days the Shares my be sold and otherwise transferred within the jurisdiction of the United States and to or for the account of a U.S. Person, subject to the restrictions referenced in subsection 5(a), above.

     (c) The Company covenants and agrees that all Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable. The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of authorized but unissued shares of Common Stock will be sufficient to permit the exercise in full of this Warrant.

     6.  TRANSFER OF WARRANT.  Subject to the provisions of Section 5 hereof,
         -------------------
this Warrant may be transferred, in whole or in part, to any person or business entity, by presentation of the warrant to the Company

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with written instructions for such transfer in substantially the form of the
"Form of Assignment" to attached hereto as Annex C, and by the execution of such
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transferee of an investment letter reasonably satisfactory to the Company. Upon such presentation for transfer and receipt as aforesaid, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses in connection with the preparation, issuance and delivery of Warrants under this Section 6; provided, however, that the Holder shall pay its own legal fees, if any, in connection therewith and shall reimburse the Company for any out-of-pocket expenses incurred by the Company in connection with such issuance.

     7.  WARRANT HOLDER NOT STOCKHOLDER; RIGHTS OFFERING.  This warrant does not
         -----------------------------------------------
confer upon the Holder hereof, as such, any right whatsoever as a stockholder of the Company. Notwithstanding the foregoing, in the event the Company should offer to all of the Company's stockholders the right to purchase any securities of the Company, then all shares of Common Stock that are subject to this Warrant shall be deemed to be outstanding and owned by the Holder as of the subscription date and the Holder shall be entitled to participate in such rights offering as if it were a stockholder.

     8.  ADJUSTMENT UPON CHANGES IN COMPANY COMMON STOCK.  The number of Shares
         -----------------------------------------------
subject to this Warrant and the Exercise Price thereof shall be adjusted by the Company proportionately to reflect changes in the capitalization of the Company as a result of any recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares or any other similar change in the Company's capital structure which affects holders of Common Stock generally and pursuant to which the Company is the surviving entity.

     9.  CHANGE OF CONTROL; ANTI-DILUTION PROVISIONS.  (a) In the event of a
         -------------------------------------------
merger, consolidation, recapitalization, combination or exchange of shares occurring after the date hereof pursuant to which the Company is not the surviving entity, the Company covenants that it will use its best efforts to obtain from as acquiring entity, as a condition to the closing of such transaction or event, the right for the Holder to exchange this Warrant, at its sole option and in lieu of exercise hereof. for a warrant to purchase shares of the acquiring entity (a "Substitute Warrant"); provided, however, if the
                                               -----------------
acquiring entity does not agree to a Substitute Warrant, this warrant shall thereupon become immediately exercisable by Holder as to all Shares. The period of exercise of a Substitute Warrant shall be equal to the remaining duration of the exercise period of this Warrant and shall permit the Holder to purchase that number of shares or other consideration of the acquiring entity which the Holder would be entitled to receive as a result of such merger, consolidation, recapitalization, combination or exchange of shares if this Warrant had been exercised immediately prior to such merger, consolidation, recapitalization, combination or exchange of shares (or the record date, if any, for such transaction or event) for the same aggregate Exercise Price as provided for in this Warrant.

     (b) In the event the Company after the date hereof shall issue to all holders of Common Stock or grant to all holders of common Stock any rights to subscribe for, to purchase, or any options for the purchase of, Company Common Stock (including, without limitation, any stock or securities convertible into or exchangeable for Company Common Stock ("Convertible Securities"), whether or not such rights or options (or the right to convert any Convertible Securities) are immediately exercisable at a price of less than $2.90 per share (such issuance, sale or grant is sometimes hereinafter called a "Dilutive Issuance", then, in such case, the Exercise Price shall be adjusted by multiplying the Exercise Price in effect on the record date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding and subject to Convertible Securities on record date for such issuance plus the number of Share of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be issued (or the aggregate initial conversion price of the Convertible Securities) would purchase at $2.90 per share and of which the denominator shall be the number of shares of Common Stock outstanding and subject to Convertible Securities on the record date for such issuance plus the number of additional shares of Common Stock to be issued (or into which the Convertible Securities are initially convertible). Such adjustment shall become effective at the close of business on the record date. As an example for illustrative purposes only assuming the Company had 1,443,619 shares of Common Stock outstanding and 1,495,404 shares subject to Convertible Securities (including this Warrant) and the Company were to subsequently issue to a third party 300,000 shares of Common Stock at $1.00 per Share, the adjustment number of Shares exercisable under this Warrant would increase by 6,066 Shares to an aggregate of 106,666 and the Exercise Price would decrease by approximately $.05 per Share to approximately $.75 per share. For purposes of adjustment under this Section, this Warrant and the shares exercisable under this Warrant shall not be demand to be Convertible Securities or otherwise activate this subsection

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     (b) Notwithstanding the foregoing,  no adjustment in the Exercise Price or the number of Common stock issuable upon exercise of this warrant shall be made upon (I) the issuance of options (or upon exercise thereof) by the Company pursuant to its stock option plans, (ii) the issuance of any Common Stock in respect of exercise or conversion of any of the Company's options, warrants, debentures, or other convertible securities outstanding as of the date hereof.

     (c) To the extent that the Dilutive Issuance consists of options, rights or warrants issued after the date hereof and prior to the exercise of this Warrant, shares of Common Stock are not delivered (or Convertible Securities are not delivered) after the expiration of such options, rights or warrants, the Exercise Price shall be readjusted to the Exercise Price and quantity of Shares which would then be in effect had the adjustments made upon the issuance of such options, rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or Convertible Securities) actually delivered. Shares of Common Stock owned by or held for the account of the Company or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation.

     (d) No adjustment in the Exercise Price and quantity of Shares shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) of such price or quantity; provided, however, that any adjustments which by reason of this subsection (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this section 9 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be; however, no fractional Shares shall be issued.

     (e) Whenever the Exercise Price is adjusted, as herein provided, the Company shall promptly cause a notice setting forth the adjusted Exercise Price and adjusted number of Shares issuable upon exercise of this Warrant to be mailed to the Holder. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of this Warrant, warrants theretofore or thereafter issued may continue to express the same Exercise Price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Warrant.

     (f) If any event occurs as to which in the reasonable opinion of the Company or the registered Holder hereof, in good faith, the other Provisions of this Warrant are not strictly applicable but the lack of any adjustment would not in the opinion of the Company or the Holder hereto fairly protect the purchase rights of the Holder of this Warrant in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the purchase rights of the Holder of this Warrant in accordance with the basic intent and principles of such provisions, then, unless the Company and such Holder shall agree as to the appropriate adjustment to be made hereunder, the Holder shall appoint a firm of independent certified public accountants acceptable to the Company and such Holder which shall give their opinion upon the adjustment, if any, on a basis consistent with the basic intent and principles established in the other provisions of this warrant, necessary to preserve, without dilution, the exercise rights of the registered Holder of this Warrant. All fees and related costs of such firm shall be borne equally by the Company and such Holder. Upon receipt of such opinion, the Company shall forthwith make the adjustments described herein.

          10.  REGISTRATION
               ------------

          (a) The Company agrees that, in the event that the Company's registration statement on Form S-1, File No. 33-89938 (the "Registration Statement"), pursuant to which the Company has registered under the Securities Act the Stock in to which its 5% convertible debentures due October 31, 1999 (the "Debentures") are convertible is effective on the date of exercise of this Warrant (the "Debentures' Shelf"), the Company shall include the Shares in its next amendment to the Debentures' Shelf so as to permit the offer for sale by the Holder(s) of the Shares, from time to time pursuant to Rule 415 under the Securities Act. The Company shall keep the Registration Statement effective in accordance with the terms of the Debentures (the "Selling Period"). The Company shall maintain the effectiveness of the Debentures' Shelf during the Selling Period, and shall amend and

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supplement such registration statement to the extent necessary to permit offers for resale thereunder of all or any of the Shares without further registration under the Securities Act. The Company shall bear the entire expense of the registration, provided, however, that the Holder(s) of the Shares shall be
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responsible for the  fees of any counsel or other professionals retained by the
Holder, and any transfer taxes or underwriting discounts or commissions applicable to the sale of the Shares.

          (b) Notwithstanding the foregoing, the Company and the Holder(s) of the Shares agree that if at any time after the date hereof the Company shall propose to file a registration statement with respect to any of its Common Stock or any similar security of the Company on a form suitable for a secondary offering, it will give notice in writing to such effect to the registered Holder(s) of the Warrant and the Shares at least 30 days prior to such filing, and, at the written request of any such registered Holder, made within 10 days after the receipt of such notice, will include therein at the Company's cost and expense (except for the fees and expenses of counsel to such Holders and underwriting discounts, commissions, and filing fees, attributable to the shares included therein) such of the Shares as such Holders shall request; provided, however, that if the offering being registered by the Company is underwritten and if no other outstanding Common Stock is offered thereby a person or entity other than the Company and if the representative of the underwriters certifies in writing that the inclusion therein of the Shares would materially and adversely affect the sale of the securities to be sold by the Company thereunder, the Shares shall not be included in such registration statement or such registration statement shall include only so many shares as will not have such an effect.

          (c) The Company, at is own expense, will cause the prospectus included in the registration statement(s) provided for in this section 10 to meet the requirements of the Securities Act for a period of at least nine (9) months after the effective date of such registration statement.

          (d) The Company shall promptly notify the participating Holders of Shares of the occurrence of any event as a result of which any current prospectus included in a registration statement filed pursuant to this Section 10 includes any misstatement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

          (e) The Company's obligations under this Section 10 with respect to each Holder of Shares or Warrants are expressly conditioned upon such Holder's furnishing to the Company in writing such information concerning such Holder and the terms of such Holder's proposed offering as the Company or the representative of the underwriters shall reasonably request for inclusion in the registration statement. If any registration statement including any of the Shares is filed, the Company shall indemnify each Holder thereof (and each underwriter for such Holder and each person, if any, who controls such underwriter within the meaning of the Securities Act) from any loss, claim, damage or liability arising out of or based upon any untrue statement of a material fact contained in such registration statement or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except for any such statement or omission based on information furnished in writing by such Holder of the Shares or Warrants expressly for use in connection with such registration statement; and such Holder shall indemnify the Company (and each of its officers and directors who has signed such registration statement, each director, each person, if any, who controls the Company within the meaning of the Securities Act, each underwriter for the company and each person, if any, who controls such underwriter within the meaning of the Securities Act) and each other such Holder against any loss, claim, damage or liability arising from any such statement or omission which was made in reliance upon information furnished in writing to the Company by such Holder of the Shares or Warrants expressly for use in connection with such registration statement. Notwithstanding the foregoing, the amount recoverable from a Holder under this Section 10 shall be limited to the net proceeds received by such Holder from the sale of its Shares registered under the Registration statement.

          (f) The rights of the Holder of this Warrant or the Shares pursuant to this Section 10 shall terminate on the date the Holder receives an opinion of counsel that each Share may be transferred by the holder thereof pursuant to Rule 144(k) under the Securities Act, or any successor rule or regulation.

          11.  CERTAIN NOTICES.  In case, at any time, the Company shall propose
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to (I) declare any cash dividend upon its Common Stock; (ii) declare any dividend upon its Common Stock payable in Stock or make any special

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dividend or other distribution to the holders of its Common Stock; (iii) offer for subscription to the holders of any shares of its Common Stock; (iv) reorganize, or reclassify the capital stock of the Company, or consolidate, merge or otherwise combine with. or sell all or substantially all of its assets to, another corporation; (v) make a Dilutive Issuance, or (vi) voluntarily or Involuntarily dissolve, liquidate or wind up of the affairs of the Company; then, in each such case, the Company shall give, by certified or registered mail: (a) at least 20 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, issuance, dissolution, liquidation or winding up, and (b) in the case of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Any notice required by clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and any notice required by clause (b) shall specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.



          IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and delivered by its duly authorized officer as of the date first above written.


                CARDIAC CONTROL SYSTEMS, INC.


                BY:______________________________    NAME:   Alan J. Rabin
                    TITLE:   President and Chief
                             Executive Officer

ACKNOWLEDGED AND AGREED:

GRUPO TAPER  S.A.


By: ______________________________

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